BERMAN & COMPANY P. A.
Certified Public Accountants and Consultants

December 18, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Emy's Salsa Aji Distribution Company, Inc.
       File Reference No. 333-147330

We were previously the independent registered public accounting firm for Emy's Salsa Aji Distribution Company, Inc. and under the date of March 11 ,2008, we reported on the financial statements of Emy's Salsa Aji Distribution Company, Inc. as of December 31, 2007 and 2006, and for the years then ended,  and for the period from July 11, 2005 (inception) to December 31, 2007.

On December 5, 2008, the Company dismissed us as its independent registered public accounting firm. We have read Emy's Salsa Aji Distribution Company, Inc.'s statements included in Item 4.01 on Form 8-K/A (amendment no. 1) regarding the recent change of auditors. We agree with such statements made  regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Berman & Company, P.A.
Berman & Company, P.A.
Certified Public Accountants